MOORE & ASSOCIATES, CHARTERED

      ACCOUNTANTS AND ADVISORS

        PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1/A2 of Shade Down Under, Inc. (A Development Stage Company), of our report dated November 14, 2008 on our review of the financial statements of Shade Down Under, Inc. (A Development Stage Company) as of September 30, 2008, and the related statements of operations, stockholders’ equity and cash flows for the three-month and nine-month periods then ended, and from inception on May 29, 2007 through September 30, 2008, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered

Moore & Associates Chartered

Las Vegas, Nevada

January 6, 2009

6490 West Desert Inn Rd, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501